EXHIBIT 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 19th day of January, 2014 (the effective Date”) by and between iHookup Social, Inc., a Delaware corporation (the "Company"), and Robert A. Rositano, Jr., an individual residing at _______________ (the "Executive").

RECITALS

WHEREAS, the Company is in the Mobile App business, creating proximity based mobile/social networks / mobile applications.

WHEREAS, the Executive has certain skills and abilities with respect to the Company's business.

WHEREAS, the Company desires to employ the Executive in the management of the Company's business and affairs on the terms set forth herein; and the Executive desires to be employed to provide such services as set forth herein;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Employment.  The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions hereinafter set forth.  The Executive shall serve the Company in the position and duties as set forth in Exhibit A attached hereto.

2.           Effective Date and Term.  The effective date (the "Effective Date") of this Agreement shall be the date first set forth above.  Subject to the provisions of Section 7 of this Agreement, the term (the "Term") of the Executive's employment hereunder shall be as set forth in Exhibit A attached hereto.

3.           Place of Performance.  The services of the Executive shall be performed not less than 50% of the time at the Company’s headquarters in Campbell, California, or at other locations due to the Company relocating or for business travel reasonably necessary for performance of the Executive’s duties hereunder.

4.           Compensation and Benefits.  During the Term, the Company shall pay Executive as set forth below:

(a)           Salary.  Executive shall be paid the salary set forth on Exhibit A attached hereto.

(b)           Employee Benefits Plans.  The Executive shall be entitled to participate in, and the Company shall make available to the Executive, subject to the eligibility requirements of each plan, a 401(k) plan, a medical insurance plan, a dental insurance plan, a life insurance plan and a disability income plan (altogether, the “Plans”), and any other such benefit plans as are adopted by the Company from time to time.

(c)           Executive Retirement Plans and Benefits.  The Executive shall be entitled to participate in all retirement plans, programs and benefits (including, without limitation, any profit sharing / 401K plan or SEP) applicable generally to the senior executives of the Company, subject, however, to generally applicable eligibility and other limiting provisions of the various plans and programs in effect from time to time.

(d)           Business Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of Executive's duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

(e)           Vacation.  The Executive shall be entitled to vacation and sick leave as set forth in Exhibit A attached hereto.

(f)           Options.  In addition, Executive will be eligible to participate in any Company Employee Stock Option Plans adopted by the Company from time to time (the “Stock Plans”).  Once adopted, each Stock Plan, to the extent relevant, is hereby incorporated into this Agreement by reference as if fully set forth herein.  To the extent that there is a conflict between this Agreement and any Stock Plan in regard to the Executive’s rights to stock options, the Stock Plan shall govern.  Executive shall receive the options set forth on Exhibit A attached hereto.

5.       Extent of Service.  During the Executive's employment hereunder, the Executive shall, subject to the direction and supervision of the Board of Directors of the Company, devote his necessary time, best efforts and business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity, unless such activity does not interfere with the Executive’s performance of his duties hereunder, or as may be approved in writing by the Board of Directors, and in accordance with the terms of this Agreement; provided, however, that nothing herein shall prevent the Executive from:

(a)           investing the Executive’s assets in a manner not prohibited by Section 8(d) hereof; or

(b)           engaging in community or non-profit activities; or

(c)           serving on the board of directors of any other company so long as such services is not prohibited by Section 8(d) hereof; or

(d)           engaging in any trade and/or industry organizations or activities;

(e)           fulfilling duties required for Checkmate Mobile, Inc. or any of its subsidiaries;

so long as such activities and investments (individually or collectively) do not materially interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company in accordance with this Agreement.

6.           Intellectual Property and Copyrights.

(a)           Assignment of Inventions.  Except as set forth in Exhibit B attached hereto, the Executive agrees to make prompt and full disclosure to the Company, will hold in trust for the sole benefit of the Company, and will assign exclusively to the Company all the Executive’s right, title, and interest in and to any and all inventions, discoveries, processes, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that the Executive, solely or jointly, may conceive, develop, or reduce to practice during the Term.  The Executive hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Executive now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to the Company.  The Executive shall assign to the Company or its designee all Executive's right, title, and interest in and to any and all Inventions, full title to which may be required to be in the United States by any contract between the Company and the United States or any of its agencies. The Executive’s obligation to assign according to the foregoing shall not apply to any Invention about which Executive can prove that:

(i)           it was developed entirely on the Executive’s own time; and

(ii)           no equipment, supplies, facility, services, or trade secret information of the Company were used in its development; and

(iii)           it does not relate directly to the business of the Company or to the actual or demonstrably anticipated research or development of the Company; and

(iv)           it does not result from any work performed by the Executive for the Company; or

(v)           is set forth in, covered by or arises out of the items set forth in Exhibit B.

(b)           Excluded and Licensed Inventions.  The Executive has attached hereto a list as Exhibit B that describes all Inventions that are currently owned by Executive and that shall be excluded from this Agreement.

(c)           Application for Copyrights and Patents.   The Executive will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement.  If, because of him mental or physical incapacity or for any other reason whatsoever, the Company is unable to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to the Company as stated above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as him agent and attorney in fact, to act for the Executive and in him behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by the Executive.  The Executive agrees to testify at the Company’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

7.           Termination and Termination Benefits.  Notwithstanding the provisions of Section 2 above, the Executive's employment hereunder shall terminate under the following circumstances:

(a)           Termination Without Cause/Severance.  THE EXECUTIVE’S EMPLOYMENT HEREUNDER MAY BE TERMINATED WITHOUT CAUSE, FOR ANY REASON OR NO REASON PRIOR TO THE END OF THE TERM BY A MAJORITY VOTE OF THE BOARD OF DIRECTORS OF THE COMPANY, EXCLUDING EXECUTIVE. A termination of Executive's employment upon the merger, consolidation of the Company or the sale of substantially all or majority of the equity interests or the assets of the Company (hereinafter referred to as a "Change in Control") shall be deemed a termination without cause.  A Change of Control shall also mean the occurrence, within a single transaction or set of related transactions within the same year, of a change in the identity of:  (a) persons who individually or collectively hold rights to elect, or approve the election, of a majority of the members of the Board of Directors; (b) persons who individually or collectively hold the rights to elect, in the officers of the Company.  Additionally, a material demotion of the Executive may be treated, at the option of the Executive, as a termination "without cause.”  A “material demotion” will occur if there is a significant reduction of the Executive’s duties or a change in title without the agreement of the Executive. In the event of a termination without cause, the Company shall continue to pay the Executive his Base Salary (as defined in Exhibit A) in effect on the date of Executive's termination for a period equal to twenty-four (24) months following the date of such termination.  Said payments shall be made in one lump sum payment of the total amount within 14 days termination or as other wise agreed to in writing.  Additionally, in the event of a Change in Control (as defined above), the Company’s repurchase right for one year’s worth of Options as set forth in Exhibit A and underlying shares of common stock shall lapse, and such Options shall become immediately vested.  In addition, the Senior Management/Founders monthly commission pool will continue to be paid as set forth in exhibit A.

(b)           Termination by the Company for Cause. The Executive's employment hereunder may be terminated for cause without further liability on the part of the Company effective immediately by written notice to the Executive setting forth in reasonable detail the nature of such cause.  Only the following shall constitute "Cause" for such termination:  (i) conviction of the Executive of a felony; (ii) conviction of the Executive of a crime of embezzlement; (iii) gross negligence as to the Executive’s duties and obligations under this Agreement, or willful or substantial failure to perform the Executive’s duties and obligations under this Agreement and such negligence or failure continues for a period of thirty (30) days after written notice to Executive specifying such negligence or failure in reasonable detail; or (iv) deliberate disregard of the rules and policies of the Company as reasonably set forth by a majority vote of the members of the Board of Directors (excluding the Executive) of the Company or other willful misconduct and such disregard or misconduct continues for a period of thirty (30) days after written notice to Executive specifying such disregard or misconduct in reasonable detail.  In the event that the Executive’s employment is terminated pursuant to clause (i), (ii), (iii), or (iv) above, the Company shall continue to pay the Executive the Executive's Base Salary and commission schedule in effect on the date of termination for a period of twelve (12) months.

(c)           Termination for Other Reasons.  Executive's employment may also be terminated in the event of Executive's death or physical or mental disability.  In the event of the Executive’s death prior to the end of the Term, the Executive’s employment shall terminate on the date of Executive's death; provided, however, that the Company shall continue to pay an amount equal to the Executive’s Base Salary in effect at the time of his death to the Executive’s beneficiary (Julie Rositano) or has otherwise been designated in writing to the Company prior to his death (or to him estate, but not the United States or any other government, if Executive fails to make such designation) for a period commencing on the date of his death and terminating on the earlier to occur of (i) the last day of the Term of Employment; and (ii) that date which is six (6) months after the date of the Executive’s death, said payments to be made on the same periodic dates as Base Salary payments would have been made to the Executive had he not died.  In the event of a disability, the Executive shall continue to receive Executive's full compensation and benefits under this Agreement until Executive becomes eligible to receive benefits under the Company’s disability income plan, if any.  The Executive shall file for disability benefits under the Company’s plan as soon as a doctor informs him that the Executive has a qualifying disability.  If the Executive’s disability is expected to continue for six (6) months or more, then the Company may terminate this Agreement and the Executive shall receive the lesser of six (6) months Base Salary or Executive's Base Salary to the end of the Term.  This compensation shall be paid to the Executive on the same periodic dates as Base Salary payments would have otherwise been made to the Executive.  Upon the Executive declaring that she is unable to work because of a disability, the Executive will provide to the Company a signed statement from him doctor stating when the disability began, its estimated duration, and that the Executive can not perform Executive's duties because of the disability.  If such a doctor’s statement is not provided, the compensation described above will not be provided to the Executive and the Executive will only be entitled to disability compensation to the extent that Executive has qualified for such under the Company’s disability plan, if any.     In addition, any commission schedule will continue to be paid as set forth in exhibit A.

(d)           Additional Termination Benefits.  In the event of a termination under Sections 7(a) and  7(c) hereof, the Company shall grant Executive the following additional benefits:

(i)           Until such time as the Company shall become subject to the health benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended from time to time (“COBRA”), or any statute or statutes that may replace COBRA, in the event the Executive’s employment hereunder has been terminated, the Company shall extend to the Executive and Executive's  spouse, if any, and dependents the right to continue medical coverage to the same extent the Company would be obligated to extend such right if the Company was subject to COBRA.

(ii)           In the event of termination of the Executive’s employment hereunder, the Executive shall retain ownership of all equity and options earned and vested in accordance with this Agreement or as granted from time to time.

(iii)           In addition, the Senior Management/Founders monthly commission pool will continue to be paid as set forth in exhibit A.

8.           Confidential Information and Non-Solicitation.

(a)           Definitions.

(i)           Confidential Information.  As used in this Agreement, "Confidential Information" means information belonging to the Company that is of value to the Company in the course of conducting its business and competing with other businesses and the disclosure of which could result in a competitive disadvantage to the Company.  Confidential Information includes, by way of example and without limitation, financial information, reports and forecasts, cost data, trade secrets, customer or supplier lists, and business plans, prospects and opportunities discussed or considered by the Company.  Confidential Information also includes confidential information received from others with which the Company has a business relationship and is obligated to treat as confidential or proprietary, and information developed by the Executive in the course of the Executive's employment by the Company and other information to which the Executive may have access in connection with the Executive's employment.

(ii)           Company.  For purposes of this Section 8, all references to the "Company" will be deemed to include the Company and its direct or indirect subsidiaries and affiliates under common ownership and control with the Company.

(b)           Confidentiality.  The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive's employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the board of Directors , except as may be necessary in the ordinary course of performing the Executive's duties to the Company.  The restrictions set forth in this Section 8 will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Executive.

(c)           Documents, Records, etc.  All documents, records, apparatus, computers, pagers, cell phones, equipment, other physical property, papers, spreadsheets, emails, drawings, notes, memoranda, manuals, specifications, designs, devices, prototypes, documents, contracts, keys, pass cards, identification cards, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical, marketing, financial, or business information, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company.  The Executive will return to the Company all such materials and property as and when requested by the Company.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason.  The Executive will not retain any such material or property or any copies thereof after such termination.

(d)           Non-Solicitation. During the Term hereof and for a period of twelve (12) months after the termination hereof, or any successor Agreement concerning the subject matter hereof, the Executive will not solicit, or cause others to solicit, any employees of the Company to terminate their employment with the Company.  Without implied limitation, the foregoing shall include hiring or attempting to hire, for or on behalf of any other person or entity, any officer or other employee, or otherwise encouraging any officer or other employee to terminate him or him relationship with the Company.  The foregoing shall not prohibit the Executive from hiring or attempting to hire for or on behalf of any competitor any former officer or other former employee who has terminated him or him relationship with the Company prior to such efforts by the Executive.

(e)           Injunction.  The Executive agrees that it would be difficult to measure any damages to the Company that might result from any breach by the Executive of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(f)           Affiliated Entities.  The Executive agrees that, unless otherwise provided herein, the provisions of this Section 8 shall inure to the benefit of affiliated entities of the Company.

(g)           Prior Employer Information. During the Executive’s Term of Employment, the Executive will not improperly use nor disclose any confidential or proprietary information or trade secrets of him former or current employers, principals, partners, co-venturers, clients, customers, or suppliers of the vendors or customers of such persons or entities and the Executive will not bring onto the premises of the Company any unpublished document or any property belonging to any such persons or entities without their consent.  The Executive will not violate any non-disclosure or proprietary rights agreement she has signed in connection with any such person or entity.  If the Executive improperly uses or discloses such former employer information, it is grounds for immediate termination of the Executive’s Employment.

9.           Indemnification.  Notwithstanding any amendment, modification or repeal of the indemnification provisions of the California general corporation law or the Company's Articles of Incorporation after the date of this Agreement, the Company shall defend, indemnify and hold harmless Executive from and against any and all claims, demands, causes of action, lawsuits, or legal disputes, asserted by third parties against Executive arising out of or in connection with Executive's performance of Executive's duties hereunder (collectively referred to as "Claims").   Provided however, no indemnity shall be provided where:

(a)           The claim is covered by any directors' and officers' insurance policy purchased and maintained by the Company.  It is specifically understood that the indemnity provided in this Agreement is in excess of any such directors' and officers' insurance policy, and the Executive will look first to the directors' and officers' insurance policy; or

(b)           It is determined by a final judgment or other final adjudication that such remuneration or indemnity was or is in violation of law; or

10.           Miscellaneous.

(a)           Entire Agreement.  This Agreement, in addition to any letter agreement concerning bonuses which is fully executed by both parties, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such subject matters, including without limitation, compensation, confidentiality, employment status, and non-disclosure agreements.  Any representations, promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

(b)           Assignment; Successors and Assigns, etc.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights under this Agreement without the consent of the Executive in the event that either the Company or its parent corporation, if any, shall hereafter effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.

(c)           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(d)           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and sent via email in addition to being delivered by express courier with a signature required addressed to the other party hereto at its address shown below, or at such other address as such party may designate by 10 days’ advance written notice to the other party, with a copy sent to the attention of the Board of Directors, the President and CEO.

To Executive:

Robert A. Rositano, Jr
_____________
_____________

To Company:

iHookup Social, Inc.
125 E Campbell, Ave
2nd Floor
Campbell, Ca 95008

(e)           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by the President and CEO of the Company.

(f)           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

(g)           Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of California as though entered into between California residents and to be performed entirely within the State of California, and both parties consent to jurisdiction and venue in the state and federal courts sitting in Santa ClaraCounty, California. Any and all controversies that may arise between the Company and the Executive (including all of their respective successors, assigns, family members, shareholders, directors, officers, agents, employees and attorneys) involving in any manner the construction or application of any of the terms, provisions, or conditions of this Agreement, or relating in any manner to the employment or termination of Executive’s employment, shall, on written notice of a dispute to either party, be submitted first to mediation, then if mediation is not successful, to binding arbitration with one (1) arbitrator.  Arbitration hereunder shall comply with and be governed by the employment dispute resolution rules of the American Arbitration Association, except as otherwise provided herein. All proceedings and documents prepared in connection with any claim subject to mediation and/or arbitration under this Agreement will be strictly confidential, and will not be disclosed to any person or entity except as necessary to conduct the mediation and/or arbitration itself.  The arbitration shall take place in Santa Clara County, California.  The claims subject to mediation and/or arbitration under this Agreement shall include, without limitation, all contract claims (express or implied), all tort claims, and all claims based on any state or federal law, statute or regulation; provided however, that this mediation and/or arbitration provision does not apply to claims for workers’ compensation or unemployment benefits.  The parties agree that arbitration hereunder shall be final and binding, and shall be the exclusive remedy for all claims subject to arbitration hereunder; provided however, that the Company shall have the option to seek injunctive relief and/or damages in court for any breach of the sections in this Agreement that concern confidential and/or proprietary information, trade secrets, intellectual property, copyrights, and non-solicitation. The cost of arbitration (not including each party’s attorney’s fees) shall be shared equally by all parties.

R.R.
Executive Initials

(h)           No Conflict.  The Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or which would be breached by the Executive upon the performance of him duties pursuant to this Agreement.

(i)           Personal Property.   Executive agrees that the Company will not be responsible for loss of, disappearance, or damage to personal property on the Company premises, or if applicable, on residential premises subsidized by the Company (including apartments or temporary housing).  Executive hereby releases, discharges, and holds the Company harmless from any and all claims relating to loss of, disappearance, or damage to personal property.

(j)           Construction.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.  Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

(k)           Survival.  The rights and obligation of the parties in paragraphs 4(f), 6, 7, 8, 9, and 10 above and Exhibit A and Exhibit B attached hereto, will survive the termination of Executive’s employment and the termination of this Agreement.  All compensation provided to Executive under this Agreement after the termination of his employment is, in part, to bind Executive to the provisions of this Agreement which shall continue after the termination of his employment.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, effective as of the date first above written.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, effective as of the date first above written.

COMPANY: iHookup Social, Inc.	EXECUTIVE:
/s/ Dean Rositano	/s/ Robert A. Rositano, Jr.
Name: Dean Rositano	Robert A. Rositano, Jr.
Title: President and CTO Date: 1/19/14	Date: 1/19/14

EXHIBIT A

DUTIES AND COMPENSATION

1. Position.  Chief Executive Officer and Secretary.

2. Duties.  The Executive, in his capacity as CEO, shall be responsible, subject to the direction of the Board of Directors, for leading the development of the Company’s vision, business, public company management and strategy as well as the recruitment of employees. Executive shall be responsible for leading the search for the capital and company/asset acquisitions needed to succeed. Executive shall co-develop the business strategy, positioning and product or service focus of the Company.

3. Term.  The term of this Agreement shall commence on the Effective Date and shall extend for Twenty-four (24) months (the “Initial Term”). After the Initial Term, the term of employment of the Executive shall be automatically renewed for an additional 24 months, unless otherwise mutually agreed to by the Executive and the Company at least 60 days prior to the end of the term.

4. Compensation.  In addition to any other compensation provided in this Agreement, Executive shall be paid the following compensation:

Salary.  For all services rendered by the Executive hereunder, the Company shall pay the Executive an aggregate annual salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) (the “Base Salary”). Upon a successful launch of the company’s products and services and reaching the first 1,000,000 registered users, Executive will receive a bonus of $50,000 and the Base Salary will be increased to $200,000 annually. In addition, when the Company reaches a cumulative 5,000,000 registered users or more Executive will receive a bonus of $75,000 and the Base Salary shall be increased to $250,000 annually. After the above goals are achieved, the Base Salary shall begin being increased semi-annually at a minimum rate of ten (10%) per increase or higher amount as determined by the Board of Directors or a Committee established by the Board of Directors for compensation purposes (the “Compensation Committee”), based on the Executive’s performance. The Executive's Base Salary shall be payable on a monthly basis in accordance with the then regular procedures of the Company for its senior executives in affect from time to time. . If the company is unable to pay executive salary or bonuses, the amounts owed will be accrued as a convertible note. The note can be converted into common stock, at the executive’s sole discretion.

5. Vacation and Sick Leave.  Executive shall receive paid vacation and sick time in accordance with the policy of the Company for senior executives in effect from time to time.

EXHIBIT B

INVENTIONS

The following invention(s) are owned by Executive as of the Effective Date and are in no way subject to the terms of this Agreement:

•	Checkmate Mobile, Inc, including its products and services

•	AppBuilder360

•	iPivot iPad Case

•	DareYa!

•	Any product developed or conceived prior to, or from within a separate company.